 EXHIBIT 99.1
Havertys Reports First Quarter 2021 Results
Atlanta, Georgia, April 27, 2021 – HAVERTYS (NYSE: HVT and HVT.A), today reported strong operating results for the first quarter ended March 31, 2021.

First quarter 2021 versus first quarter 2020:
•	Diluted earnings per common share (“EPS”) of $1.04 versus $0.09.
•	Stores closed March 19, 2020 and deliveries halted March 21, 2020 in response to the COVID-19 pandemic.
•	Consolidated sales increased 31.8% to $236.5 million. Comparable store sales increased 11.5%.

Clarence H. Smith, chairman and CEO, said, “We are pleased to see our teams’ hard work translate to continued sales and earnings growth. The high pace of demand for home furnishings, which started during the second quarter of 2020, has not slowed. Our first quarter written business this year was up 10.8% over the fourth quarter of 2020. We are addressing our staffing needs and engaging with key vendors to navigate the various supply chain challenges to reduce our backlog and update future delivery estimates. We also have worked with vendors on price increases, impacting our retail prices and product mix. Our gross profit margins remain strong despite the product and freight cost increases as customers see the value in the quality products and dedicated customer service we offer.
“Our operating margins are benefitting from enhanced leveraging of fixed costs and outstanding productivity from our distribution and sales teams. Strategic initiatives expanded or implemented during the height of the pandemic such as chat, buy-online-pickup-in-store, and online shopping tools were successful as we pivoted to new ways to serve our customers. We are committing resources to improve all these customer experiences during 2021.
“The current high level of demand is likely to be impacted as discretionary consumer spending shifts away from its current concentration on “nesting.”  We do see positive trends in home sales and the current interest rate and economic outlook are encouraging indicators for our business.
“As we mark the anniversary of the beginning of the COVID-19 pandemic, we are pained by the personal and economic devastation it wrought but heartened by the compassion, resiliency, and ingenuity that it generated. The accelerating roll-out of the vaccine is a hopeful sign that a return to our normal patterns of living is just ahead.”
Key Results
(amounts in millions, except per share amounts)

	Q1 2021	% of Net Sales	Q1 2020	% of Net Sales
Sales	$236.5		$179.4
Gross Profit	$135.0	57.1%	$99.6	55.5%

SG&A
Variable	$40.7	17.2%	$35.3	19.7%
Fixed	$69.1	29.2%	$62.2	34.7%
Total SG&A	$109.8	46.4%	$97.5	54.4%

Diluted earnings per share (“EPS”)	$1.04		$0.09

NEWS RELEASE – April 27, 2021

First Quarter ended March 31, 2021 Compared to Same Period of 2020

•	Stores closed March 19, 2020 and deliveries halted on March 21, 2020 due to COVID-19.
•	Total sales up 31.8%, comp-store sales up 11.5% for the quarter. Total written sales for the first two months of 2021 were up 24.9% compared to the same period of 2020.
•	Gross profit margins increased 160 basis points to 57.1% in 2021 from 55.5% for the same period of 2020 due to pricing discipline partially offset by a larger charge for our LIFO reserve.
•	SG&A expenses fell to 46.4% of sales from 54.4% and increased $12.2 million. The primary drivers of this change are:
o	increase of $3.7 million in selling expenses due to sales growth
o	increase of $4.9 million in incentive compensation due to performance and prior year amount at lowest level due to store closures and outlook for 2020
o	increase in delivery costs of $1.4 million due to sales growth.

Balance Sheet and Cash Flow

•
Generated $19.6 million in cash from operating activities from solid earnings performance, an $18.5 million increase in customer deposits from written orders, and funding of a $13.7 million increase in inventories and a $10.4 million reduction in payables and other operating assets and liabilities.

•	Cash and cash equivalents at March 31, 2021 are $210.1 million.
•	Paid $4.0 million in quarterly cash dividends.
•	No funded debt.

Expectations and Other
•
We expect gross profit margins for 2021 will be between 56.5% to 57.0%. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence. Our estimated gross profit margins are based on changes in product and freight costs and its impact on our LIFO reserve.

•
Fixed and discretionary expenses within SG&A for the full year of 2021 are expected to be in the $265.0 to $268.0 million range, a slight increase over our previous 2021 estimate due to rising benefit costs. Variable SG&A expenses for the full year of 2021 are anticipated to be in the 17.5% to 17.8%, a slight increase from our most recent quarters’ levels based on potential increases in selling and delivery costs.

•	Our effective tax rate for 2021 is expected to be 24.0% excluding the impact from the vesting of stock-based awards and potential new tax legislation.
•
Planned capital expenditures for 2021 are approximately $23.0 million which include amounts for a store which opened in February in Myrtle Beach, S.C., a new market for Havertys, and also opening in 2021 a new store in The Villages, Fla., and another location in an existing market. We will close one store in 2021 and retail square footage is expected to increase approximately 1% versus 2020.

NEWS RELEASE – April 27, 2021

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended March 31,
	2021	2020

Net sales	$236,491	$179,432
Cost of goods sold	101,457	79,879
Gross profit	135,034	99,553

Expenses:
Selling, general and administrative	109,762	97,535
Other (income) expense, net	(36)	(68)
Total expenses	109,726	97,467

Income before interest and income taxes	25,308	2,086
Interest income, net	56	214

Income before income taxes	25,364	2,300
Income tax expense	5,958	481
Net income	$19,406	$1,819

Other comprehensive income
Adjustments related to retirement plans; net of tax expense of $10 in 2020 and $3 in 2019	$49	$31

Comprehensive income	$19,455	$1,850

Basic earnings per share:
Common Stock	$1.07	$0.10
Class A Common Stock	$1.00	$0.09

Diluted earnings per share:
Common Stock	$1.04	$0.09
Class A Common Stock	$0.98	$0.09

Cash dividends per share:
Common Stock	$0.22	$0.20
Class A Common Stock	$0.20	$0.19

NEWS RELEASE – April 27, 2021

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands - Unaudited)

	March 31, 2021	December 31, 2020	March 31, 2020
	(Unaudited)		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$210,124	$200,058	$84,570
Restricted cash and cash equivalents	6,715	6,713	6,699
Inventories	103,569	89,908	110,547
Prepaid expenses	12,335	9,580	9,989
Other current assets	9,957	9,985	8,378
Total current assets	342,700	316,244	220,183
Property and equipment, net	108,836	108,366	153,215
Right-of-use lease assets	228,089	228,749	180,058
Deferred income taxes	16,713	15,814	12,067
Other assets	11,934	11,199	9,356
Total assets	$708,272	$680,372	$574,879

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$25,031	$31,429	$16,819
Customer deposits	104,728	86,183	26,174
Accrued liabilities	51,409	52,963	29,759
Current lease liabilities	33,760	33,466	30,201
Notes payable to bank	—	—	43,800
Total current liabilities	214,928	204,041	146,753
Noncurrent lease liabilities	199,344	200,200	153,824
Other liabilities	23,686	23,164	21,855
Total liabilities	437,958	427,405	322,432

Stockholders’ equity	270,314	252,967	252,447
Total liabilities and stockholders’ equity	$708,272	$680,372	$574,879

NEWS RELEASE – April 27, 2021

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – Unaudited)

	Three Months Ended March 31,
	2021	2020
	(unaudited)	(unaudited)
Cash Flows from Operating Activities:
Net income	$19,406	$1,819
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,992	5,124
Share-based compensation expense	2,679	972
Other	(915)	1,241
Changes in operating assets and liabilities:
Inventories	(13,661)	(5,731)
Customer deposits	18,545	(3,947)
Other assets and liabilities	(2,777)	(826)
Accounts payable and accrued liabilities	(7,668)	(20,231)
Net cash provided by (used in) operating activities	19,601	(21,579)

Cash Flows from Investing Activities:
Capital expenditures	(4,745)	(2,480)
Proceeds from sale of property and equipment	—	4
Net cash used in investing activities	(4,745)	(2,476)

Cash Flows from Financing Activities:
Proceeds from borrowings under revolving credit facilities	—	43,800
Payments of borrowings under revolving credit facilities	—	—
Net change in borrowings under revolving credit facilities	—	43,800

Dividends paid	(3,987)	(3,750)
Common stock repurchased	—	(6,810)
Other	(801)	(318)
Net cash (used in) provided by financing activities	(4,788)	32,922
Increase in cash, cash equivalents and restricted cash equivalents during the period	10,068	8,867
Cash, cash equivalents and restricted cash equivalents at beginning of period	206,771	82,402
Cash, cash equivalents and restricted cash equivalents at end of period	$216,839	$91,269

NEWS RELEASE – April 27, 2021

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly. Stores closed due to COVID-19 were excluded from comp-store sales.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on April 28, 2021 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through May 8, 2021. The number to access the telephone playback is 1-888-203-1112 (access code: 2632821).

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 121 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expected ability to operate and protect our team members and customers during the COVID-19 pandemic, the execution and effect of our cost savings initiatives, the use of proceeds from our sale-leaseback transaction, our expectations for selling square footage and capital expenditures for 2021, our liquidity position to continue to operate during these highly uncertain times, and our efforts and initiatives to help us emerge from the pandemic well-positioned.

NEWS RELEASE – April 27, 2021

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: the extent and duration of the disruption to our business operations caused by the health crisis associated with the COVID‑19 pandemic, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, and on access to capital and liquidity provided by the financial and capital markets; our ability to maintain compliance with debt covenants and amend such credit facilities as necessary; disruptions in our suppliers' operations, including from the impact of COVID-19, including potential problems with inventory availability and the potential result of the volatility or higher cost of product and international freight due to the high demand of products and low supply for an unpredictable period of time; disruptions in our third-party producers’ operations in foreign countries; changes in national and international legislation or government regulations or policies, including changes to import tariffs and the unpredictability of such changes; failure of vendors to meet our quality control standards or to react to changes in legislative or regulatory frameworks; disruptions in our distribution centers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs); labor shortages and the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; disruptions caused by a failure or breach of the Company's information systems and information technology infrastructure, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2020 (all of which risks may be amplified by the COVID-19 pandemic) and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys